Exhibit 99.1

TRAVELOCITY MEDIA CONTACT: Joel Frey (joel.frey@travelocity.com) 817/785-8561

SABRE HOLDINGS INVESTOR RELATIONS CONTACT: Karen Fugate (karen.fugate@sabre-holdings.com) 682/605-2343

TRAVELOCITY COMPLETES ACQUISITION OF WORLD CHOICE TRAVEL

FORT WORTH, Texas (November 20, 2003) – Travelocity® and its parent company Sabre Holdings (NYSE: TSG) today announced the successful completion of the acquisition of the assets of World Choice Travel (WCT), the U.S.-based hotel room consolidation and distribution business of MyTravel Group PLC, a global leisure travel services company based in the United Kingdom. WCT’s 185 employees in North Palm Beach, Fla., and Irving, Texas are now members of the Travelocity team.

About Travelocity

Travelocity, a Sabre Holdings™ company, pioneered the online travel space and continues to be the most popular travel service on the Web, giving consumers access to hundreds of airlines, thousands of hotels and cruise, last-minute and vacations packages, and best-in-class car rental companies, all backed by 1,000 customer service representatives staffed to provide 24-hour assistance. With 41 million members, Travelocity is the sixth largest travel agency in the United States. It has been recognized worldwide for its leadership in the online travel space, and it operates or powers Web sites in five languages across four continents. Additional information about Travelocity can be found at http://www.travelocity.com.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry. More information about Sabre Holdings is available at http://www.sabre-holdings.com.

Statements in this release which are not purely historical facts, including statements about the expected benefits to Travelocity or Sabre Holdings Corporation of the acquisition described herein, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to Sabre Holdings Corporation on the date this report was submitted.  Sabre Holdings Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the computer reservation system rules proposed by the Department of Transportation, the integration of any acquired assets, such as acquired technology, into Travelocity, and Sabre Holdings Corporation’s revenues being highly dependent on the travel and transportation industries.  Sabre Holdings Corporation may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Sabre Holdings Corporation’s most recent filing on Form 10-Q with the Securities and Exchange Commission.

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